Exhibit 99.1

Bats Reports First Quarter Adjusted Earnings† Growth of 77%

Sets Records for Net Revenue, Adjusted Earnings

Announces Quarterly Cash Dividend of $0.08 per share

KANSAS CITY – May 5, 2016 – Bats Global Markets, Inc. (Bats: BATS), a  leading global operator of exchanges and services for financial markets, today reported earnings of $30.1 million and adjusted earnings of $35.6 million for the first quarter ended March 31, 2016, an increase of 77% in adjusted earnings† from $20.1 million a year ago. Adjusted earnings, which excludes tax-adjusted amortization and one-time costs, rose to $0.37 per diluted share from $0.21.

“The first quarter was further evidence that our scale and low-cost operating model continue to successfully deliver positive financial results, all while we successfully executed our IPO on our own market,” said CEO Chris Concannon. “We set a quarterly earnings record while maintaining our leading market share positions in U.S. Equities, European Equities, U.S. Options, ETFs and FX.”

Corporate Quarterly Highlights

•	Achieved records for net revenue ($111.8 million), normalized EBITDA† ($75.4 million), normalized EBITDA margin† (67%) and adjusted earnings† ($35.6 million).

•

Reported strong market share in U.S. Equities (21.3%), European Equities (23.5%), U.S. Options (10.2%) and Global FX (11.8%). U.S. Equities market share rose to 21.3% vs 20.8% a year ago, European Equities was 23.5% vs 23.7% and U.S. Options was 10.2% vs 8.8%. Global FX market share, which has increased in each of the three quarters since the acquisition of Hotspot by Bats, reached 11.8%. Bats also remained the largest stock exchange and trade reporting facility in Europe.

•

Continued growth in the exchange-traded fund (ETF) trading and listings business. Bats remained the #1 market for the trading of ETFs with combined market share of 26.2% during the quarter, and has held the top position since February 2014. Bats added 14 ETF listings, including one transfer, during the quarter versus three during the first quarter of 2015, increasing its total number of listings to 70. In the 12 months ended March 31, 2016, the company added 41 ETF listings.

•

Acquired ETF.com and announced the launch of the SPYIX index, underscoring the company’s commitment to broadening content offerings to key constituents. ETF.com, which was acquired on April 1, 2016, is a leading provider of ETF data, news and analysis and a key resource for many market participants. SPYIX which was developed in partnership with the T3 Index group is a measure of expected 30-day volatility in the SPDR S&P 500 ETF and represents an improvement over the slower, manually-traded floor-based S&P 500 index options used to calculate other volatility benchmarks.

•

The Board of Directors declared a regular quarterly cash dividend of $0.08 per share on the company’s outstanding common stock, which is payable on September 28, 2016, to stockholders of record at the close of business on September 14, 2016.

•

Received SEC approval of the Bats Client Suspension Rule. The rule will assist the company in protecting investors by taking swifter action to prohibit manipulative behavior, such as spoofing and layering, on the Bats Exchanges.

†Adjusted earnings, normalized EBITDA, and normalized EBITDA margin are non-GAAP financial measures. Please see the reconciliations of these GAAP and non-GAAP financial measures at the end of this release.

First Quarter 2016 Results

Net revenue, which represents revenue less cost of revenue, for the first quarter of 2016 increased 35% to $111.8 million from $82.8 million one year ago.  Increases were driven primarily by increased market volume and market share in U.S. Equities and U.S. Options. In addition, incremental Global FX revenue as a result of the Hotspot acquisition, as well as an increase in connectivity fee pricing in the U.S. Equities market bolstered this number. Organic net revenue increased 26% during the first quarter of 2016.

Adjusted earnings in the latest period rose 77% to $35.6 million vs. $20.1 one year ago.

The table below summarizes consolidated financial results for the first quarter of 2016 and 2015.

	Three Months Ended
	March 31,	March 31,	Increase/	Percent
(in millions, except share and per share data)	2016	2015	(Decrease)	Change
Net Revenue[1]	$111.8	$82.8	$29.0	35%
Operating Income	62.2	31.5	30.7	97%
Adjusted Earnings[2]	35.6	20.1	15.5	77%
Diluted Weighted Average Shares Outstanding	96.0	95.1	0.9	1%
Diluted Adjusted Earnings Per Share[3]	$0.37	$0.21	$0.16	76%
Normalized EBITDA[4]	75.4	45.2	30.2	67%
Normalized EBITDA Margin[5]	67.4%	54.6%	12.8%

(1)	Represents total revenue less cost of revenue.
(2)

Represents net income adjusted for amortization and other items, such as acquisition related costs, IPO costs, debt restructuring costs, and the gain on extinguishment of revolving credit facility, net of tax. See the “Reconciliation of Non-GAAP Measures” section of this release for reconciliation to GAAP determined amount.

(3)	Represents Adjusted earnings divided by diluted weighted average shares outstanding.
(4)

“EBITDA” is defined as net income before interest, income taxes and depreciation and amortization. Normalized EBITDA is defined as EBITDA before acquisition related costs, IPO costs, debt restructuring costs, and the gain on extinguishment of revolving credit facility. Other companies may calculate EBITDA differently than Bats. See the “Reconciliation of Non-GAAP Measures” section of this release for reconciliation to GAAP determined amount.

(5)	Represents Normalized EBITDA divided by net revenue.

Operating expenses were $49.6 million in the first quarter 2016 compared to $51.3 million in the first quarter 2015. The decrease was primarily due to Direct Edge acquisition synergies realized in 2015, offset by expenses related to Bats’ preparation for becoming a public company and the acquisition of Hotspot.

The effective tax rate for the first quarter increased slightly to 41.1% compared with 40.1% during first quarter 2015.

Business Segment Results

Net Revenue Summary by Business Segment (in millions):

	Three Months Ended
	March 31,	March 31,	Increase/	Percent
Net Revenue	2016	2015	(Decrease)	Change
U.S. Equities	$72.9	$59.0	$13.9	24%
European Equities	18.5	16.9	1.6	10%
U.S. Options	10.0	4.5	5.5	122%
FX	10.4	2.4	8.0	333%
Total	$111.8	$82.8	$29.0	35%

Normalized EBITDA Summary by Business Segment (in millions):

	Three Months Ended
	March 31,	March 31,	Increase/	Percent
Normalized EBITDA	2016	2015	(Decrease)	Change
U.S. Equities	$54.7	$31.5	$23.2	74%
European Equities	11.9	11.3	0.6	5%
U.S. Options	4.8	1.4	3.4	243%
FX	4.1	0.8	3.3	413%
Corporate	(0.1)	0.2	(0.3)	-150%
Total	$75.4	$45.2	$30.2	67%

Volume and Market Share by Business Segment

	Three Months Ended
	March 31,	March 31,
	2016	2015
U.S. Equities
(volume in billions, except percentages)
Market average daily volume	8.6	6.9
Total matched market share	21.3%	20.8%

European Equities
(notional volume in billions, except percentages)
Market average daily notional value	€53.7	€54.7
Overall pan-European market share	23.5%	23.7%

U.S. Options
(volume in millions, except percentages)
Market average daily volume	16.8	15.9
Matched market share	10.2%	8.8%

Global FX
(notional volume in billions)
Average daily notional value traded on Hotspot	$29.4	$31.4

Earnings Conference Call Information

Bats Global Markets will hold a conference call at 5:00 p.m. ET today to review its first quarter 2016 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.ir.bats.com. Participants may also listen via telephone by dialing 877-407-5795 if calling from the United States, or 201-689-8722 if dialing from outside the United States. For participants on the telephone, please dial into the call ten minutes prior to the start of the call. The call will be archived on the company’s website for replay.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes” and “expects.” Forward-looking statements are based on Bats’ current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our filings with the SEC, including our registration statement on Form S-1, as amended from time to time, under the caption “Risk Factors.”

About Bats Global Markets, Inc.

Bats Global Markets, Inc., is a leading global operator of exchanges and services for financial markets, dedicated to Making Markets Better. We are the second-largest stock exchange operator in the U.S., operate the largest stock exchange and trade reporting facility in Europe, and are the #1 market globally for ETF trading. We also operate two fast-growing U.S. options exchanges. In the global foreign exchange market, we operate Hotspot. ETF.com, a leading provider of ETF news, data and analysis, is a wholly-owned subsidiary. The company is headquartered in Kansas City with offices in New York, London, Chicago, San Francisco and Singapore.  Visit bats.com and @BatsGlobal for more information.

Bats Contacts:

Marketing and Communications Randy Williams (New York) +1.212.378.8522 comms@bats.com	Marketing and Communications Hannah Randall (London) +44.207.012.8950 comms@bats.com	Marketing and Communications Stacie Fleming (Kansas City) +1.913.815.7193 comms@bats.com	Investor Relations Mark Marriott +1.913.815.7132 ir@bats.com

Bats Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

(in millions, except per share data)

	Three Months Ended
	March 31,	March 31,
	2016	2015
Revenues:
Transaction fees	$371.9	$305.6
Regulatory transaction fees	78.4	72.1
Market data fees	37.2	30.5
Connectivity fees and other	23.4	16.8
Total revenues	510.9	425.0
Cost of revenues:
Liquidity payments	309.1	257.4
Section 31 fees	78.4	72.1
Routing and clearing	11.6	12.7
Total cost of revenues	399.1	342.2
Revenues less cost of revenues	111.8	82.8
Operating expenses:
Compensation and benefits	22.1	17.1
Depreciation and amortization	10.4	7.8
Systems and data communication	4.6	6.1
Occupancy	0.7	0.9
Professional and contract services	2.6	5.3
Regulatory costs	3.0	2.9
Changes in fair value of tax sharing liability	0.9	—
General and administrative	5.3	11.2
Total operating expenses	49.6	51.3
Operating income	62.2	31.5
Non-operating (expenses) income:
Interest and investment expense	(11.5)	(8.1)
Equity in earnings in EuroCCP	0.6	0.3
Other income	(0.2)	1.0
Income before income tax provision	51.1	24.7
Income tax provision	21.0	9.9
Net income	$30.1	$14.8
Basic earnings per share	$0.32	$0.16
Diluted earnings per share	$0.31	$0.16

Basic weighted average shares outstanding	94.8	94.5
Diluted weighted average shares outstanding	96.0	95.1

Bats Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Financial Condition (unaudited)

(in millions, except per share data)

	As of
	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$77.1	$75.1
Financial investments:
Trading investments, at fair value	0.5	0.5
Available-for-sale investments, at fair value	39.7	47.2
Accounts receivable, net	149.6	131.0
Income taxes receivable	—	16.0
Other receivables	4.6	5.4
Prepaid expenses	5.9	5.1
Total current assets	277.4	280.3
Property and equipment, net	26.6	29.6
Goodwill	735.7	741.3
Intangible assets, net	231.1	239.0
Deferred income taxes, net	—	0.6
Investment in EuroCCP	11.7	11.4
Other assets	4.5	4.8
Total assets	$1,287.0	$1,307.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$91.8	$72.9
Section 31 fees payable	78.4	93.0
Current portion of long-term debt	84.2	83.9
Current portion of contingent consideration liability to a related party	6.6	6.6
Total current liabilities	261.0	256.4
Long-term debt, less current portion	552.6	593.7
Contingent consideration liability to a related party, less current portion	53.1	58.8
Unrecognized tax benefits	7.7	8.0
Deferred income taxes	1.1	7.4
Other liabilities	2.9	2.8
Commitments and contingencies
Stockholders’ equity:
Common stock	1.0	1.0
Common stock in treasury	(6.6)	(6.5)
Additional paid-in capital	272.4	270.6
Accumulated other comprehensive loss, net	(13.3)	(10.2)
Retained earnings	155.1	125.0
Total stockholders’ equity	408.6	379.9
Total liabilities and stockholders’ equity	$1,287.0	$1,307.0

Bats Global Markets, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

EBITDA and Normalized EBITDA do not represent, and should not be considered as, alternatives to net income or cash flows from operations, each as determined in accordance with U.S. GAAP. We have presented EBITDA and Normalized EBITDA because we consider them important supplemental measures of our performance and believe that they are frequently used by analysts, investors and other interested parties in the evaluation of companies. In addition, we use Normalized EBITDA as a measure of operating performance for preparation of our forecasts, evaluating our leverage ratio for the debt to earnings covenant included in our outstanding credit facility and calculating employee and executive bonuses. Other companies may calculate EBITDA and Normalized EBITDA differently than we do. EBITDA and Normalized EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP.

The following is a reconciliation of net income to EBITDA and normalized EBITDA.

	Three Months Ended March 31,
	2016						2015
	U.S. Equities	European Equities	U.S. Options	Global FX	Corporate	Total	U.S. Equities	European Equities	U.S. Options	Global FX	Corporate	Total

Net income (loss)	$49.4	$8.4	$4.3	$(0.9)	$(31.1)	$30.1	$26.0	$9.2	$0.9	$(4.0)	$(17.3)	$14.8
Interest	—	—	—	—	11.5	11.5	—	—	—	—	8.1	8.1
Income tax provision	0.9	2.0	—	—	18.1	21.0	—	—	—	—	9.9	9.9
Depreciation and amortization	4.3	1.5	0.5	4.1	—	10.4	4.7	2.1	0.5	0.5	—	7.8
EBITDA	54.6	11.9	4.8	3.2	(1.5)	73.0	30.7	11.3	1.4	(3.5)	0.7	40.6
Acquisition-related costs	0.1	—	—	0.9	—	1.0	0.8	—	—	4.3	—	5.1
IPO costs	—	—	—	—	1.4	1.4	—	—	—	—	—	—
Debt restructuring	—	—	—	—	—	—	—	—	—	—	0.5	0.5
Gain on extinguishment of revolving credit facility	—	—	—	—	—	—	—	—	—	—	(1.0)	(1.0)
Normalized EBITDA	$54.7	$11.9	$4.8	$4.1	$(0.1)	$75.4	$31.5	$11.3	$1.4	$0.8	$0.2	$45.2

Adjusted earnings does not represent, and should not be considered as, an alternative to net income, as determined in accordance with U.S. GAAP. We have presented Adjusted earnings because we consider it an important supplemental measure of our performance and we use it as the basis for monitoring our own core operating financial performance relative to other operators of electronic exchanges. We also believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. We believe that investors may find this non-GAAP measure useful in evaluating our performance compared to that of peer companies in our industry. Other companies may calculate Adjusted earnings differently than we do. Adjusted earnings has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following is a reconciliation of net income to adjusted earnings.

	Three Months Ended March 31,
	2016	2015

Net income	$30.1	$14.8
Amortization	6.9	4.2
Acquisition-related costs	1.0	5.1
IPO costs	1.4	—
Debt restructuring	—	0.5
Gain on extinguishment of revolving credit facility	—	(1.0)
Tax effect of amortization and other items	(3.8)	(3.5)
Adjusted earnings	$35.6	$20.1

Diluted Weighted Average Shares Outstanding	96.0	95.1
Diluted Adjusted Earnings Per Share	$0.37	$0.21